UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )
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AQUESTIVE THERAPEUTICS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF 2021 ANNUAL MEETING
OF STOCKHOLDERS AND
PROXY STATEMENT

Aquestive Therapeutics, Inc.
30 Technology Drive
Warren, NJ 07059
Dear Stockholders:
On behalf of the Board of Directors of Aquestive Therapeutics, Inc., you are cordially invited to attend the 2021 Annual Meeting of Stockholders. The 2021 Annual Meeting will be held on Tuesday, June 15, 2021 at 9:30 a.m., Eastern Time. In light of the ongoing coronavirus (COVID-19) pandemic and in order to help safeguard the health and well-being of our stockholders, employees and directors, we have decided to hold our Annual Meeting in a virtual-only meeting format. We will provide a live audio webcast of the Annual Meeting at www.virtualshareholdermeeting.com/AQST2021. Stockholders will not be able to attend the Annual Meeting in person. For further information on how to attend the Annual Meeting, please see “When and where will the Annual Meeting be held” in the accompanying Proxy Statement.
At the 2021 Annual Meeting, you will be asked to elect three Class III directors and ratify the appointment of the Company’s independent registered public accounting firm. The accompanying notice of meeting and Proxy Statement describe the matters to be voted on at the meeting.
We encourage you to read the Proxy Statement and vote your shares as soon as possible. It is important that your shares be represented and voted at the Annual Meeting, either in person or by proxy, regardless of the number of Company shares that you own.
We are pleased with our accomplishments throughout 2020 and we are focused on advancing our proprietary products in 2021. We have also been pleased with the steps we have taken throughout this period in responding to the unprecedented circumstances and challenges created by the COVID-19 pandemic and to mitigate the impact of this outbreak on our employees, business and operations. Our priority has been the health and well-being of our colleagues and their families. We are also grateful to all those individuals in the healthcare profession who have been tireless in their efforts throughout this period to meet this unprecedented global health crisis.
We are excited for the opportunities that lie ahead for us as a pharmaceutical company. We thank you for your continued support of Aquestive.
Sincerely,

Keith J. Kendall
May 5, 2021	Chief Executive Officer, President, and Director

Aquestive Therapeutics, Inc.
30 Technology Drive
Warren, NJ 07059
NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS
The 2021 Annual Meeting of Stockholders of Aquestive Therapeutics, Inc. (the “Company,” “we” or “Aquestive”) will be held on Tuesday, June 15, 2021 at 9:30 a.m., Eastern Time. In light of the ongoing coronavirus (COVID-19) pandemic and in order to help safeguard the health and well-being of our stockholders, employees and directors, we have decided to hold our Annual Meeting in a virtual-only meeting format. We will provide a live audio webcast of the Annual Meeting at www.virtualshareholdermeeting.com/AQST2021. Stockholders will not be able to attend the Annual Meeting in person. For further information on how to attend the Annual Meeting, please see “When and where will the Annual Meeting be held” in the accompanying Proxy Statement.
At the Annual Meeting, the stockholders will consider and vote on the following matters, all of which are more fully described in the attached Proxy Statement:
1.
To elect each of Santo J. Costa, Julie Krop, M.D. and Marco Taglietti, M.D. as Class III members of the Board of Directors, each to serve for a three-year term until the Company's 2024 Annual Meeting of Stockholders and until their successors are duly elected and qualified;

2.	To ratify the appointment of KPMG LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2021; and
3.	To act upon any other matters that may properly come before the 2021 Annual Meeting or any adjournment or postponement thereof.
The Board of Directors unanimously recommends that you vote in favor of each of proposals 1 and 2.
Instead of mailing a printed copy of our proxy materials to our stockholders, we provide access to these materials via the Internet. Accordingly, on or about May 5, 2021, we will begin mailing a Notice of Internet Availability of Proxy Materials (“Notice”) to all stockholders of record at the close of business on April 16, 2021, the record date for the Annual Meeting, and will post our proxy materials on the website referenced in the Notice. As more fully described in the Notice, stockholders may also request to receive a printed set of our proxy materials. In addition, the Notice and website provide information regarding how you may request to receive proxy materials in printed form by mail, or electronically by email, on an ongoing basis.
If you are a stockholder of record, you may vote in any one of the following ways:
•	Vote over the Internet, by going to www.proxyvote.com and following the online instructions (have your Notice or proxy card in hand when you access the website);
•	Vote by Telephone, by calling the toll-free number 1-800-690-6903 (have your Notice or proxy card in hand when you call);
•
Vote by Mail, if you requested and received a printed copy of the proxy materials, by completing, signing and dating the proxy card provided to you and returning it in the prepaid envelope provided to you; or

•	Vote at the Annual Meeting, see “How do I vote my shares at the virtual meeting” in the attached Proxy Statement.
If your shares are held in “street name” (that is, held for your account by a bank, broker or other nominee), you will receive instructions from the holder of record that you must follow for your shares to be voted.

Whether or not you plan to attend the 2021 Annual Meeting, we urge you to take the time to vote your shares in advance of the meeting.
By Order of the Board of Directors,

May 5, 2021	Lori J. Braender
Senior Vice President, General Counsel & Corporate Secretary
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on Tuesday, June 15, 2021. Our 2021 Proxy Statement and 2020 Annual Report on Form 10-K are available at www.proxyvote.com.

Aquestive Therapeutics, Inc.
30 Technology Drive
Warren, NJ 07059
PROXY STATEMENT FOR 2021 ANNUAL MEETING OF STOCKHOLDERS
The enclosed proxy materials are provided to you at the request of the Board of Directors of Aquestive Therapeutics, Inc. (the “Company,” “we” or “Aquestive”) to encourage you to vote your shares at our 2021 Annual Meeting of Stockholders (the “Annual Meeting” or the “2021 Annual Meeting”). This Proxy Statement contains information on matters that will be presented at the meeting and is provided to assist you in voting your shares.
Our Board of Directors (the “Board” or the “Board of Directors”) made these materials available to you over the Internet or, upon your request, mailed you printed versions of these materials in connection with our 2021 Annual Meeting. We will mail a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders beginning on or about May 5, 2021 and will post our proxy materials on the website referenced in the Notice on that same date. We are, on behalf of our Board, soliciting your proxy to vote your shares at our 2021 Annual Meeting. We solicit proxies to give all stockholders of record an opportunity to vote on matters that will be presented at the Annual Meeting.
GENERAL INFORMATION
When and where will the Annual Meeting be held?
The 2021 Annual Meeting will be held on Tuesday, June 15, 2021 at 9:30 a.m. Eastern Time. In light of the ongoing coronavirus (COVID-19) pandemic and in order to help safeguard the health and well-being of our stockholders, employees and directors, we have decided to hold our Annual Meeting in a virtual-only meeting format. We will provide a live audio webcast of the Annual Meeting at www.virtualshareholdermeeting.com/AQST2021. Stockholders will not be able to attend the Annual Meeting in person. Online access to the meeting will begin at 9:15 a.m. Eastern Time.
At the virtual meeting, stockholders will generally have the same rights and opportunities to participate as they would at an in-person meeting, including the right to vote and to ask questions.
To access the virtual meeting, stockholders are to go to www.virtualshareholdermeeting.com/AQST2021. To log in to the virtual meeting, stockholders will be required to have a 16-digit control number. Your 16-digit control number is provided in your Notice or, if applicable, proxy card or voting instruction form. A stockholder who does not have a control number may log in to the virtual meeting as a guest but will not have the option to vote or to ask questions (see below under “May I attend the Annual Meeting as a guest”).
Beginning 15 minutes prior to, and during, the Annual Meeting, stockholders and guests will be able to review the Company’s rules of conduct for the Annual Meeting once logged in to the virtual meeting.
In the event of any technical difficulties concerning the virtual Annual Meeting, we expect that an announcement will be made on www.virtualshareholdermeeting.com/AQST2021. If necessary, the announcement will provide information regarding the date, time, and location of any adjournment or postponement of the Annual Meeting. Any updated information regarding the Annual Meeting also will be posted on the Investor Relations page of our website at www.aquestive.com.
The Company’s 2020 Annual Report on Form 10-K and 2021 Proxy Statement are available at www.proxyvote.com or at the Company’s investor relations website by visiting investors.aquestive.com and clicking on the SEC filings page.
What is the record date for the Annual Meeting?
Our Board has fixed the record date for the 2021 Annual Meeting as of the close of business on April 16, 2021 for determining stockholders entitled to notice of and to vote at the 2021 Annual Meeting.
How many votes can be cast by all stockholders?
A total of 36,473,576 shares of common stock of Aquestive were outstanding as of the close of business on the record date and are entitled to be voted at the 2021 Annual Meeting. Each share of common stock is entitled to one vote on each matter presented at the 2021 Annual Meeting. There is no cumulative voting.

How do I vote?
If you are a stockholder of record and your shares are registered directly in your name, you may vote:
•	By Internet. You may vote by proxy via the Internet at www.proxyvote.com and following the online instructions. You will need your Notice or proxy card in hand at the time that you access the website.
•	By Telephone. If you live in the United States or Canada, you may vote by proxy by calling toll-free 1-800-690-6903. You will need your Notice or proxy card in hand at the time that you call.
•
By Mail. If you requested and received a printed copy of the proxy materials, you may complete and mail your proxy card in the postage prepaid envelope you received, and return the proxy card to Broadridge Financial Solutions Inc. at Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your proxy will be voted in accordance with your instructions. If you sign and return the enclosed proxy but do not specify how you want your shares voted, they will be voted “FOR” the election of each of the Class III director nominees and “FOR” the ratification of KPMG LLP as Aquestive's independent registered public accounting firm for the fiscal year ending December 31, 2021.

•	At the Meeting. If you plan to attend and to vote at the Annual Meeting, see “How do I vote my shares at the virtual meeting?” below.
If your shares are held in “street name” (that is, held for your account by a bank, broker or other nominee), you will receive instructions from the holder of record that you must follow for your shares to be voted.
How do I attend the virtual meeting as a stockholder of record?
If you were a stockholder of record as of April 16, 2021 (that is, you held your shares in your own name as reflected in the records of our transfer agent, Computershare), you can attend the meeting by accessing www.virtualshareholdermeeting.com/AQST2021 and entering the 16-digit control number which can be found on the Notice or, if applicable, proxy card.
How do I register to attend the virtual meeting as a beneficial owner?
Beneficial stockholders whose shares are registered in the name of a bank, broker or other nominee will need to obtain the information required to be able to participate in, and vote at, the meeting, including their 16-digit control number, from their bank, broker or other nominee. If a beneficial holder has any questions regarding attendance at the meeting or how to obtain their 16-digit control number, they should contact their broker, bank or other nominee who holds their shares.
How do I vote my shares at the virtual meeting?
If you are a stockholder of record as of the record date of April 16, 2021, you may vote your shares electronically during the Annual Meeting by accessing the meeting center site at www.virtualshareholdermeeting.com/AQST2021 following the on-screen instructions for casting your vote. You will need to have your 16-digit control number found in your Notice or, if applicable, proxy card. If you are a beneficial holder as of the record date, see above information (under “How do I register to attend the virtual meeting as a beneficial owner”) for obtaining your 16-digit control number.
Whether or not you plan to attend the Annual Meeting, stockholders are urged to vote and submit their proxy in advance of the Annual Meeting by one of the methods described above under “How do I vote”.
Will a list of stockholders be available at the virtual meeting?
A list of stockholders of record will be available during the Annual Meeting for inspection by registered stockholders for any legally valid purpose related to the Annual Meeting, at www.virtualshareholdermeeting.com/AQST2021.
May I attend the Annual Meeting as a guest?
If you would like to enter the virtual Annual Meeting as a guest in listen-only mode, click on the guest button after entering the meeting center at www.virtualshareholdermeeting.com/AQST2021 and enter the information requested. You will not have the ability to vote or ask questions during the meeting if you participate as a guest. You do not need to have a 16-digit control number to attend the Annual Meeting as a guest.
Will technical support be available at the virtual meeting?
Online access to the virtual meeting will open at 9:15 a.m., Eastern Time on Tuesday, June 15, 2021, to allow you time to log in and test your device’s audio system. The Company encourages you to access the meeting in advance of the meeting start time. If you need technical support after you access the meeting center, click the Help link on the screen.
How do I ask questions during the virtual meeting?
Stockholders are encouraged to submit questions during the virtual meeting at www.virtualshareholdermeeting.com/AQST2021. You will need the 16-digit control number to log into the virtual meeting and to submit questions. Subject to time constraints, we will endeavor to answer all appropriate questions during the Annual Meeting.
What are the Board's recommendations on how to vote my shares?
The Board recommends a vote:
•	Proposal 1 : FOR the election of each of Santo J. Costa, Julie Krop, M.D. and Marco Taglietti, M.D. as Class III members of the Board.
•	Proposal 2 : FOR ratification of KPMG LLP as Aquestive’s independent registered public accounting firm for the fiscal year ending December 31, 2021.
How are proxies solicited?
The Company may solicit proxies by mail, in person, by telephone or via the Internet through its officers, directors and other individuals from our management team, who will receive no additional compensation for their services. We will pay all costs relating to the solicitation of proxies. We will also reimburse brokers, custodians, nominees and fiduciaries for reasonable expenses in forwarding proxy materials to beneficial owners of our common stock.
Can I change or revoke my vote?
You may revoke your proxy at any time before it is voted at the Annual Meeting by notifying the Corporate Secretary of Aquestive of such revocation in writing at the Company’s principal executive offices, by returning a signed proxy with a later date, by transmitting a subsequent vote over the Internet or by telephone, or by voting at the Annual Meeting. If your stock is held in street name, you must contact your bank, broker or nominee for instructions as to how to change or revoke your vote. Our proxy tabulator, Broadridge Financial Solutions Inc., must receive any proxy that will not be voted by a stockholder at the Annual Meeting by 11:59 p.m. Eastern Time on Monday, June 14, 2021.
How is a quorum reached?
The presence, in person or by proxy, of holders of at least a majority of the issued and outstanding shares entitled to vote is necessary to constitute a quorum for the transaction of business at the 2021 Annual Meeting. Abstentions and broker non-votes, if any, will be counted as present and entitled to vote for purposes of determining whether a quorum is present.
What is a broker non-vote?
Broker non-votes occur when shares held by brokers, bankers or other nominees (i.e., held in “street name”) are not voted on a particular proposal because the broker, banker or other nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Generally, brokerage firms may vote on items deemed “routine” without voting instructions from the beneficial owner. At this meeting, only Proposal 2 (ratification of selection of our independent registered public accounting firm) is deemed a “routine” matter.
In contrast, brokerage firms may not vote on items deemed “non-routine” without voting instructions from the beneficial owner. At this meeting, Proposal 1 (the election of directors) is deemed a “non-routine” matter. Accordingly, if you do not instruct your broker how to vote your shares in the election of directors, your broker will not be permitted to vote your shares on such matter.
What vote is required to approve each item?
Required Vote: Election of Directors (Proposal No. 1)
Directors are elected by a plurality of the votes cast by the holders of shares present in person or represented by proxy at the 2021 Annual Meeting and entitled to vote on the election of directors. This means that the three individuals receiving the highest number of “FOR” votes will be elected as directors. Abstentions and broker non-votes will not be treated as votes cast for this purpose and, therefore, will not affect the outcome of the election.
Required Vote: Ratification of the Selection of Independent Registered Public Accounting Firm (Proposal No. 2)
The vote of the holders of a majority of the votes cast by the holders of shares present in person or represented by proxy at the 2021 Annual Meeting and entitled to vote is required to ratify the selection of our independent registered public accounting firm. Because the ratification of the independent registered public accounting firm is a routine matter, a nominee holding shares in street name may vote on this proposal in the absence of instructions from the beneficial owner. Abstentions will not be treated as votes cast for this purpose and, therefore, will not affect the outcome of this vote.
Could other matters be decided at the Annual Meeting?
Aquestive does not know of any other matters that may be presented for action at the 2021 Annual Meeting. Should any other business properly come before the Annual Meeting, the persons named on the enclosed proxy will, to the extent permitted by applicable law or regulation, have discretionary authority to vote the shares represented by such proxies in accordance with their best judgment to the same extent as the person signing the proxy would be entitled to vote. If you hold shares through a broker, bank or other nominee as described above, they will not be able to vote your shares on any other business that comes before the 2021 Annual Meeting unless they receive instructions from you with respect to such matter.
What happens if the meeting is postponed or adjourned?
If the 2021 Annual Meeting is adjourned or postponed for any purpose, at any such adjourned or postponed meeting, your proxy given for the original meeting will be voted in the same manner as it would have been voted at the original meeting unless you withdraw or revoke your proxy or unless a new record date is established for such adjourned or postponed meeting.
What does it mean if I receive more than one proxy card or voting instruction form?
It means that you have multiple accounts at the transfer agent or with brokers. Please complete and return all proxy cards or voting instruction forms to ensure that all of your shares are voted.
Where can I find the voting results of the meeting?
The preliminary voting results will be announced at the 2021 Annual Meeting. The final results will be disclosed in a Form 8-K filed with the SEC within four business days after the 2021 Annual Meeting date.
What are the implications of being an “emerging growth company” and a “smaller reporting company”?
We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups (JOBS) Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements. These reduced reporting requirements include reduced disclosure about Aquestive's executive compensation arrangements and no non-binding advisory votes on executive compensation. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of our initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.
We are also a “smaller reporting company,” meaning we are not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent company that is not a “smaller reporting company,” and have either: (i) a public float of less than $250 million or (ii) annual revenues of less than $100 million during the most recently completed fiscal year and (A) no public float or (B) a public float of less than $700 million. As a “smaller reporting company,” we are subject to reduced disclosure obligations in our SEC filings compared to other issuers, including with respect to disclosure obligations regarding executive compensation in our periodic reports and proxy statements and certain reduced financial information disclosure.

PROPOSAL NO. 1: ELECTION OF DIRECTORS
In accordance with Aquestive's certificate of incorporation and bylaws, the Board is divided into three classes of directors of approximately equal size. The members of each class of directors are elected to serve for a three-year term with the term of office of each class ending in successive years. Santo J. Costa, Julie Krop, M.D. and Marco Taglietti, M.D. are the Class III directors whose terms expire at the 2021 Annual Meeting. Mr. Costa, Dr. Krop and Dr. Taglietti have consented to being named in this Proxy Statement as a director nominee, and each has agreed to stand, for election to the Board to serve as Class III directors of Aquestive until the 2024 Annual Meeting of Stockholders and until their successors are duly elected and qualified or until their earlier death, resignation or removal, and to serve if elected.
It is intended that, unless you give contrary instructions, shares represented by proxies will be voted for the election of each of the three nominees listed above. Aquestive has no reason to believe that any nominee will be unable to serve if elected. Although not anticipated, if for any reason a nominee becomes unable to serve or for good reason will not serve, the discretionary authority provided in the proxies solicited by the Board may be used to vote for a substitute or substitutes whom the Board may propose to replace such nominee or nominees for election at the Annual Meeting. It is not expected that any of the Board’s nominees will be unable or unwilling to serve as a director.
Information relating to each nominee for election as a director, including his or her period of service as a director of Aquestive, principal occupation and other biographical material, is included below.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”

EACH OF THE NOMINEES FOR ELECTION AS CLASS III DIRECTORS.

(PROPOSAL NO. 1)

BOARD OF DIRECTORS
Board Composition and Structure
Our business and affairs are organized under the direction of our Board of Directors, which currently consists of eight members, seven of whom are independent directors. The primary responsibilities of our Board of Directors are to provide oversight, strategic guidance and direction to our management. Our Board meets on a regular basis and additionally as required.
Our certificate of incorporation provides that our Board is divided into three classes of directors, with the classes as nearly equal in number as possible. Each of our directors identified below serves in the class indicated. Subject to any earlier resignation or removal in accordance with the terms of our certificate of incorporation and bylaws, our current Class I directors will serve until the 2022 Annual Meeting of Stockholders, our current Class II directors will serve until the 2023 Annual Meeting of Stockholders, and our current Class III directors will if elected at this Annual Meeting serve until the 2024 Annual Meeting of Stockholders; and, in each case, until their successors are duly elected and qualified. Any additional directorships resulting from an increase in the number of directors will be apportioned by our Board among the three classes as equally as possible.
Below is a list of the names, ages and class of the individuals who currently serve as our directors.
Name	Age	Position	Class
Keith J. Kendall	63	Chief Executive Officer, President and Director	I
Gregory B. Brown, M.D.	67	Director	II
John S. Cochran	55	Vice Chairman of the Board	II
Santo J. Costa	75	Chairman of the Board	III
Julie Krop, M.D.	54	Director	III
Nancy S. Lurker	63	Director	I
James S. Scibetta	56	Director	I
Marco Taglietti, M.D.	61	Director	III
The Board has determined that the classified Board structure is appropriate for the Company at this time. A classified board provides for stability, continuity and experience among our Board following our initial public offering. The Board believes that building a cohesive board is an important goal. In our industry in particular, the time horizon required for successful development of pharmaceutical products and product candidates makes it important that we have a Board that understands the implications of this process and has the ability to develop long-term strategies while benefiting from an in-depth knowledge of Aquestive’s business, development processes and timetables and operations. A classified board structure helps to provide continuity and stability of leadership while resisting pressure to focus on short-term results at the expense of long-term value.
Director Biographies
Information concerning our directors is set forth below. The biographical description of each director includes the specific experience, qualifications, attributes and skills that led the Board to conclude that each nominee should serve as a director.
Nominees for Election (Class III Directors)
Santo J. Costa
Santo J. Costa has served as our Board Chairman since August 2018 and has served as a member of our Board of Directors since December 2015. Since 2007, Mr. Costa has served as Of Counsel to the law firm of Smith, Anderson, Blount, Dorsett, Mitchell and Jernigan, L.L.P. of Raleigh, North Carolina, specializing in corporate law for healthcare companies. Mr. Costa has served on the board of directors of Cytokinetics Inc. (Nasdaq: CYTK) since October 2010. From 1994 to 2001, he held various positions at Quintiles Transnational Corporation, including as Vice Chairman, President and Chief Operating Officer. Prior to joining Quintiles, Mr. Costa spent 23 years in the pharmaceutical industry, most recently as General Counsel and Senior Vice President, Administration with Glaxo Inc. Prior to joining Glaxo, he served as U.S. Area Counsel with Merrell Dow Pharmaceuticals and as Food & Drug Counsel with Norwich Eaton Pharmaceuticals, Inc. Mr. Costa served as chairman of the board of directors of Alchemia Limited (then traded on the ASX: ACL), a biopharmaceutical company, from March 2014 to June 2015 and on the board of directors of Metabolon, Inc., a private company, from April 2013 to May 2019. He also served on the board of directors of Magor Corporation, formerly Biovest Corp. I, from March 2010 until March 2013. He also served as chairman of the board of directors of LaboPharm, Inc. from March 2006 to November 2011 and a director of OSI Pharmaceuticals from June 2006 to June 2010, as well as serving as a director at other private companies. Mr. Costa earned both a B.S. in Pharmacy and a J.D. from St. John’s University. Our Board believes that Mr. Costa’s experience in the biotechnology industry, his broad experience advising global corporations and boards of directors of publicly held companies, and his experience serving as a director of public and private companies, qualifies him to serve on our Board of Directors.
Julie Krop, M.D.
Julie Krop, M.D. has served as a member of our Board since February 2021. Since April 2020, Dr. Krop has served as Chief Medical Officer of Freeline Therapeutics Holdings plc (Nasdaq: FRLN), a clinical stage gene therapy company, and has more than 20 years of drug development experience across multiple therapeutic areas including orphan drug indications. Dr. Krop served from 2015 to April 2020 as the Chief Medical Officer and Executive Vice President, Development of AMAG Pharmaceuticals, Inc. (Nasdaq: AMAG), where she oversaw clinical development, medical affairs, program management, and pharmacovigilance and regulatory functions. Prior to joining AMAG, Dr. Krop held leadership positions at Vertex Pharmaceuticals, Inc. from 2012 to 2015, including Internal Medicine Development Lead and Vice President, Clinical Development, and had leadership positions at Pfizer, Inc. from 1999 to 2001, at Millennium Pharmaceuticals, Inc. from 2001 to 2003, at Peptimmune from 2003 to 2006, and at Stryker Regenerative Medicine from 2006 to 2012. Dr. Krop is board certified in Internal Medicine and completed a Robert Wood Johnson Foundation Clinical Scholar Fellowship as well as an Endocrinology fellowship at the Johns Hopkins University School of Medicine. Dr. Krop received both a B.A. and an M.D. from Brown University. Our Board believes that Dr. Krop’s extensive healthcare knowledge, her extensive experience in overseeing drug development and clinical research, and her executive leadership success in the healthcare industry qualify her to serve on our Board of Directors.
Marco Taglietti, M.D.
Marco Taglietti, M.D. has served as a member of our Board since February 2021. Since 2015, Dr. Taglietti has been President, Chief Executive Officer and Director of Scynexis, Inc. (Nasdaq: SCYZ), a biotechnology company pioneering innovative medicines to overcome and prevent difficult-to-treat and drug resistant infections. From 2007 to 2014 Dr. Taglietti served in senior leadership positions at Forest Laboratories, Inc., a publicly traded pharmaceutical company, including Executive Vice President, Research and Development, and Chief Medical Officer, and also served as President of Forest Research Institute, a division of Forest Laboratories. Prior to joining Forest Laboratories, Inc. in 2007, Dr. Taglietti held the position of Senior Vice President, Head of Global Research and Development, at Stiefel Laboratories, Inc. for three years. He joined Stiefel Laboratories, Inc. after 12 years at Schering-Plough Corporation where he held positions of increasing responsibilities including as Vice President (Executive Level), Clinical Research for Anti-Infectives, CNS, Endocrinology and Dermatology. Dr. Taglietti began his career at Marion Merrell Dow Research Institute. Dr. Taglietti currently serves on the board of directors of BioNJ, Inc., a life science trade association, and was previously a director of Delcath System, Inc. and NephroGenex, Inc. He received his medical degree and board certifications from the University of Pavia in Italy. Our Board believes Dr. Taglietti’s broad ranging experience in the pharmaceutical industry, his experience as a chief executive officer, his experience in the development of novel medicines, and his experience at public life sciences companies qualify him to serve on our Board of Directors.
Class II Directors (with Terms expiring at 2023 Annual Meeting of Stockholders)
Gregory B. Brown, M.D.
Gregory B. Brown, M.D. has served as a member of our Board of Directors since March 2007. Dr. Brown is currently Chief Executive Officer of Memgen, Inc., a private development-stage biotechnology company. Dr. Brown is also a co-founder at HealthCare Royalty Partners, or HCR Partners, and is a member of that firm’s Senior Advisor Board. Educated as a transplantation immunologist and trained as a thoracic and vascular surgeon, Dr. Brown practiced thoracic and vascular surgery in a community setting where he also founded and led a health maintenance organization. Before co-founding HCR Partners, Dr. Brown was a partner at Paul Capital Partners, where he co-managed that firm’s royalty investments as a member of the royalty management committee. Prior to beginning his principal investment career in 2003, Dr. Brown was co-head of investment banking and head of healthcare at Adams, Harkness & Hill (now Canaccord Genuity) and a ranked biotechnology research analyst at Vector Securities International. Dr. Brown holds a B.A. from Yale University, an M.D. from SUNY Upstate Medical Center and an M.B.A from Harvard University. Dr. Brown currently serves on the boards of the following public pharmaceutical companies: Caladrius Biosciences, Inc. (Nasdaq: CLBS) and Faron Pharmaceuticals Oy (LSN: FARN); and previously served as a director of Cambrex Corporation. Our Board believes that Dr. Brown’s extensive experience in the pharmaceutical industry and investing in life sciences companies, as well as his medical and scientific background, qualifies him to serve on our Board of Directors.
John S. Cochran
John S. Cochran has served as a member of our Board of Directors since January 2004 and was appointed to serve as Vice Chairman of the Board effective April 22, 2020. Mr. Cochran has been a partner at Bratton Capital Management L.P. since October 1998 and is responsible for its private equity investments. Mr. Cochran is also a partner and Chief Operating Officer of Crestline Investors, an institutional alternative investment management firm. Prior to joining Bratton Capital Management L.P., Mr. Cochran spent 10 years with KPMG focused primarily on audit and merger and acquisition due diligence. Mr. Cochran received his B.A. in Accounting from Texas Christian University and is also a licensed certified public accountant. Our Board believes that Mr. Cochran’s private equity investment and company oversight experience, along with his strong finance and management background, qualifies him to serve on our Board of Directors.
Class I Directors (with terms expiring at the 2022 Annual Meeting of Stockholders)
Keith J. Kendall
Keith J. Kendall has served as our Chief Executive Officer and President and as a member of our Board since November 2014, after having served as our President and Chief Operating Officer from November 2011 to November 2014 and as our Executive Vice President and Chief Financial Officer from 2006 to 2011. From 1999 to 2006, Mr. Kendall served in various business leadership positions for Hewlett Packard Financial Services, most recently as Vice President and Managing Director of the Americas. From 1985 to 1998, Mr. Kendall held a number of positions with AT&T Capital Corporation, including President of AT&T Credit Corporation and NCR Credit Corporation. Mr. Kendall served on the board of directors of Midatech Pharma Plc (Nasdaq: MTP) from January 2010 to December 2014. Mr. Kendall holds a B.S. from St. John’s University and an M.B.A from Pace University. Our Board believes that Mr. Kendall’s perspective and experience as our Chief Executive Officer, as well as his depth of operating and senior management experience in our industry, qualifies him to serve on our Board of Directors.
Nancy S. Lurker
Nancy S. Lurker has served as a member of our Board of Directors since April 2018. Ms. Lurker has served as President, Chief Executive Officer and Director of Eyepoint Pharmaceuticals, Inc. (Nasdaq: EYPT), a specialty biopharmaceutical company committed to developing and commercializing innovative ophthalmic products, since September 2016. Prior to assuming her position with Eyepoint Pharmaceuticals, Ms. Lurker was a freelance consultant from December 2015 to September 2016. From 2008 to December 2015, Ms. Lurker served as Chief Executive Officer and a director of PDI, Inc., a Nasdaq-listed healthcare commercialization company now named Interpace Bioscience, Inc. (Nasdaq: IDXG). From 2006 to 2007, Ms. Lurker was Senior Vice President and Chief Marketing Officer of Novartis Pharmaceuticals Corporation, the U.S. subsidiary of Novartis AG (NYSE: NVS). In addition, Ms. Lurker also served as President and Chief Executive Officer of ImpactRx, Inc., a privately held healthcare information company. Ms. Lurker currently serves on the board of directors of the Cancer Treatment Centers of America, a privately held company. Ms. Lurker previously served as a member of the boards of directors of publicly held Auxilium Pharmaceuticals, Inc. from 2011 to 2015, Mallinckrodt Pharmaceuticals, plc from 2013 to 2016, Elan

Corporation, plc from 2005 to 2006 and ConjuChem Biotechnologies from 2004 to 2006. Ms. Lurker currently serves on the Advisory Board of Novo Holdings A/S, Novo Nordisk Foundation’s wholly owned holding company for Novo Nordisk A/S and Novozymes A/S. Ms. Lurker received a B.S. in Biology from Seattle Pacific University and an M.B.A. from the University of Evansville. Our Board believes Ms. Lurker’s broad ranging experience in the pharmaceutical industry, her experience on the boards of directors of both public and private companies, and her track record of maximizing the potential of new therapies and successfully implementing innovative U.S. and global drug launches qualifies her to serve on our Board of Directors.
James S. Scibetta
James S. Scibetta has served as a member of our Board of Directors since April 2017. Mr. Scibetta is the Chief Executive Officer of Maverick Therapeutics, Inc., a clinical stage immuno-oncology company and a subsidiary of Takeda Pharmaceutical Company Limited (TSE:4502/NYSE:TAK) (“Takeda”). Mr. Scibetta is also an Operating Partner at Takeda Ventures, Inc. Mr. Scibetta joined Maverick as CEO in 2017, where he led and oversaw its growth from start up through the advancement of the industry’s first conditionally active bispecific T cell engager into human clinical development, and ultimately to the April 2021 acquisition by Takeda. Prior to joining Maverick, Mr. Scibetta was President of Pacira Biosciences (Nasdaq: PCRX), where he oversaw commercial and medical support activities, and directed commercial manufacturing and research. Mr. Scibetta served as Pacira’s Chief Financial Officer where he led its 2011 initial public offering and subsequent debt and equity financings. Prior to that, Mr. Scibetta served as Chief Financial Officer of Bioenvision Inc., a commercial-stage public oncology company acquired by Genzyme, from 2006 to 2007, and Merrimack Pharmaceuticals, an oncology-focused systems biology company, from 2001 to 2006. Earlier in his career, Mr. Scibetta spent over a decade in investment banking where he was responsible for sourcing and executing transactions for a broad base of public and private healthcare and life sciences companies. Mr. Scibetta has also served as a director and chairman of the audit committee of Matinas BioPharma Holdings, Inc. (NYSE: MTNB), a biopharmaceutical company, since 2013. Mr. Scibetta received his B.S. in Physics from Wake Forest University and his M.B.A from the University of Michigan. Our Board believes that Mr. Scibetta’s extensive senior management experience in the biotechnology industry, as well as his experience on the boards of both public and private companies, qualifies him to serve on our Board of Directors.

NON-EMPLOYEE DIRECTOR COMPENSATION
We provide cash and equity-based compensation to our non-employee directors for the time and effort necessary to serve as a member of our Board of Directors.
Under our non-employee director compensation program, we pay each of our non-employee directors a cash retainer for service on the Board and for service on each committee on which the director serves. The chair of each committee other than the Disclosure Committee receives an additional retainer for such service. These retainers will be payable in arrears in equal quarterly installments on the last day of each quarter, provided that the amount of such payment will be prorated for any portion of such quarter that the director is not serving on our Board of Directors. The retainers paid to non-employee directors for service on the Board and our Board committees are as follows:
Name	Annual Service Retainer	Chairperson Additional Retainer
Board of Directors	$40,000	$ 30,000
Audit Committee	10,000	20,000
Compensation Committee	7,000	15,000
Nominating and Corporate Governance Committee	5,000	10,000
Disclosure Committee	5,000	—
Additionally, each non-employee director receives an annual equity grant in the form of stock options, with terms and conditions determined by the Board. In 2020, each non-employee director was granted an award of 14,000 stock options. This annual equity grant is awarded each year on the date of the Annual Meeting of Stockholders in accordance with the Company’s equity grant policy. The stock options vest one year from the date of grant.
This program is intended to provide a total compensation package that enables us to attract and retain qualified and experienced individuals to serve as directors and to align our directors’ interests with those of our stockholders.
2020 Director Compensation Table
The following table sets forth information concerning the compensation that we paid or awarded to our non-employee directors during the fiscal year ended December 31, 2020. For more information on the compensation of Keith J. Kendall, our director who is also our CEO, see below under “Executive Compensation.”
Name(1)	Fees Earned or Paid in Cash ($)	Option Awards(2) ($)	All Other Compensation ($)	Total ($)
Douglas K. Bratton	57,000	56,522	—	113,522
Gregory B. Brown, M.D.	60,000	56,522	—	116,522
John S. Cochran	62,000	56,522	—	118,522
Santo J. Costa	92,000	56,522	—	148,522
Nancy S. Lurker	62,000	56,522	—	118,522
James S. Scibetta	75,000	56,522	—	131,522
(1)	Julie Krop, M.D. and Marco Taglietti, M.D. were first appointed to the Board in February 2021. Douglas K. Bratton resigned from the Board in February 2021.
(2)
Represents the aggregate grant date fair value of stock option awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC 718”). A discussion of the assumptions used in calculating the fair value of such awards may be found in Note 17 to our 2020 audited financial statements included in our Annual Report on Form 10-K filed with the SEC on March 9, 2021. Amounts reflect, for each director, a stock option grant awarded on June 16, 2020 with a grant date fair value of $56,522. As of December 31, 2020, each director other than Ms. Lurker held 54,050 outstanding stock options and Ms. Lurker held 59,128 outstanding stock options.

CORPORATE GOVERNANCE
Director Independence
Under Nasdaq rules, a majority of a listed company’s board of directors must be comprised of independent directors. In addition, Nasdaq rules require that, subject to specified exceptions, each member of a listed company's audit committee and compensation committee be independent and satisfy additional independence criteria set forth in Rules 10A-3 and 10C-1, respectively, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under Nasdaq rules, a director will only qualify as an “independent director” if the director meets certain objective independence tests and does not have a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
In accordance with these standards and criteria, the Board undertook its annual review of the independence of our directors. During this review the Board considered whether there were any relationships or related party transactions between each director, any member of his or her immediate family or other affiliated entities and the Company. The purpose of this review is to determine whether any such relationships or transactions existed that were inconsistent with a determination that the director is independent.
The Board follows a number of procedures to review related party transactions, as described in more detail below under “Related Person Transaction Policy.” Each director also answers a questionnaire designed to disclose information concerning conflicts and transactions which may impact independence, and we also review our internal records for any such transactions.
Based on a review of these standards and materials, our Board determined that none of our independent directors had or has any relationship with us other than as a director, with the exception of Mr. Cochran who is affiliated with significant stockholders of the Company. See above under “Beneficial Ownership of Common Stock” for more information.
As a result of its review, our Board has determined, upon the recommendation of our Nominating and Corporate Governance Committee, that each of our directors other than Keith J. Kendall, our Chief Executive Officer, is independent within the meaning of the director independence standards of Nasdaq and the SEC and has no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board has also determined that each of the current members of our Audit Committee and our Compensation Committee satisfies the heightened independence standards for such committee members.
Board Meetings, Attendance and Executive Sessions
The Board held fourteen (14) meetings during the year ended December 31, 2020. All Board members attended at least 75% of the meetings of the Board and the committees of the Board on which he or she served. The composition of, and number of meetings held by, each committee is set forth below under “Board Committees.”
The independent directors meet in executive sessions, without management present, periodically and as appropriate.
All directors are expected to attend our annual meetings of stockholders absent extenuating circumstances. All members of the Board who were directors at the time attended the 2020 Annual Meeting.
Board Leadership Structure
Our Board of Directors is currently chaired by Santo J. Costa, one of our independent directors. As a general policy, our Board believes that separation of the positions of Chairman and Chief Executive Officer reinforces the independence of the Board from management, creates an environment that encourages objective oversight of management’s performance and enhances the effectiveness of the Board as a whole. Mr. Kendall, our Chief Executive Officer, is also a member of the Board, which we believe promotes strategy development and execution and facilitates information flow between management and the Board. We currently expect the positions of Chairman of the Board and Chief Executive Officer to continue to be held by two individuals.

Board of Directors’ Role in Risk Oversight
While senior management has primary responsibility for managing risk, the Board as a whole has responsibility for risk oversight. One of the key functions of our Board is informed oversight of our risk management process. Relevant Board committees review specific risk areas, as discussed below, and report on their deliberations to the Board. The full Board oversees risk in several ways. Through periodic management updates on the financial and operating results of Aquestive, including its annual operating plans and strategic planning, the Board provides input to management on ordinary course, business and commercial operating risks. In addition, management reports to the Board and each committee periodically on specific material risks as they arise or as requested by individual Board members.
The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through standing committees of our Board that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure and our Audit Committee has the responsibility to consider and discuss major financial risk exposures and the steps management has taken to monitor and control these exposures. Our Nominating and Corporate Governance Committee oversees the effectiveness of our corporate governance practices, including overseeing these practices in seeking to prevent illegal or improper conduct, and generally monitors compliance with applicable law and compliance with our Code of Business Conduct and Ethics. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.
Code of Business Conduct and Ethics and Corporate Governance Guidelines
Our Board has adopted a Code of Business Conduct and Ethics (“Code of Ethics”) that applies to all of our colleagues, including our executive officers and those colleagues responsible for financial reporting, and our directors.
Our Board has also adopted Corporate Governance Guidelines that, along with our committee charters and our Code of Ethics, provide the framework for our corporate governance policies.
Copies of our Code of Ethics and our Corporate Governance Guidelines may be accessed free of charge by visiting our website at www.aquestive.com under “Investors” at “Corporate Governance: Governance Documents” or by requesting a copy via an e-mail addressed to investorrelations@aquestive.com or by written request addressed to our Corporate Secretary at our principal executive offices. To the extent required by applicable law and regulation, we intend to post on our website any amendment to, or waiver under, a provision of the Code of Ethics that applies to our executive officers and directors within the time period required.
Board Committees
Our Board has established an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee, each of which has the composition and responsibilities described below. Members will serve on these committees until their resignation or until otherwise determined by our Board.
From time to time, the Board may establish other committees to facilitate the management of our business. In October 2019, the Board established a Disclosure Committee. The Disclosure Committee provides advice with respect to the public disclosures made by the Company to the SEC and the Company’s stockholders. Members of the Disclosure Committee include Mr. Kendall (Chair), Dr. Brown, Mr. Cochran, Ms. Lurker and Mr. Scibetta.
Each of the Audit, Compensation, and Nominating and Corporate Governance Committees operates pursuant to a written charter, and each committee will review and assess the adequacy of its charter annually, submitting any changes to the Board for approval. Each of the standing committee charters is available on our website at www.aquestive.com under “Investors” at “Corporate Governance: Governance Documents.”

The following table describes which directors serve on each of the below standing Board committees and the number of times each committee met during 2020.
Name:	Nominating and Corporate Governance Committee	Compensation Committee	Audit Committee
Keith J. Kendall
Gregory B. Brown, M.D.*	M	M
John S. Cochran	C	M
Santo J. Costa		C
Julie Krop, M.D.*	M
Nancy S. Lurker		M	M
James S. Scibetta			C
Marco Taglietti, M.D.*			M
Number of Meetings Held in 2020	6	6	7
M = Member
C = Chair
*	Dr. Krop and Dr. Taglietti were first appointed to the Board in February 2021; Dr. Brown was appointed to the Compensation Committee and withdrew from the Audit Committee in February 2021.
Set forth below are summaries of the responsibilities of each of our standing Board committees.
Audit Committee
Our Audit Committee provides oversight of our accounting and financial reporting processes and the audits of our financial statements. Among other matters, the Audit Committee is responsible for the following:
•
reviewing with management and the independent registered public accounting firm the Company's annual audited financial statements, quarterly financial statements and significant financial reporting issues in connection with the preparation of the Company's annual and quarterly financial statements;

•	reviewing the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures;
•	retention and oversight of the independent registered public accounting firm;
•
pre-approving all audit services and permitted non-audit services to be performed for the Company by its independent registered public accounting firm, subject to the de minimis exception for permitted non-audit services;

•
establishing procedures for the receipt, retention and treatment of any complaints received by the Company regarding accounting, internal accounting controls or audit matters, including procedures for the confidential and anonymous treatment of submission by colleagues of any such complaints; and

•	reviewing, approving or ratifying all related person transactions in accordance with Company policy, applicable law and SEC and Nasdaq rules and regulations.
All members of our Audit Committee meet the requirements for financial literacy under applicable rules of Nasdaq. Our Board has determined that James S. Scibetta is an audit committee financial expert as defined under applicable rules of the SEC. In making this determination, our Board has considered Mr. Scibetta's financial experience and business background. All of the members of our Audit Committee were determined to be independent directors as defined under applicable rules of the SEC and Nasdaq.
The report of the Audit Committee is included in this Proxy Statement under “Audit Committee Report.”

Compensation Committee
Our Compensation Committee is responsible for the oversight of our overall compensation structure and establishes the Company's philosophy, objectives, policies and practices in the areas of executive compensation, benefit arrangements, performance evaluations and management development. Among other matters, the Compensation Committee is responsible for the following:
•	obtaining the advice of any compensation consultant, legal counsel or other adviser to assist in carrying out its responsibilities and for conducting the related independence assessment;
•
approving corporate goals and objectives relating to the compensation of the CEO and other executive officers, evaluating their performance, and making appropriate recommendations for any improvement in performance;

•	determining and approving compensation levels of the CEO and other executive officers;
•	reviewing compensation provided to our non-employee directors and recommending such compensation and any changes to the Board for approval;
•	administering all equity compensation plans and recommending amendments to such plans to the Board for approval;
•
administering all cash incentive compensation plans, employee stock purchase plan, bonus plans, any deferred compensation plans, any executive severance plans and other similar programs with respect to the participation of executive officers, and authorizing and approving amendments to such plans; and

•
approving employment terms for executive officers, as well as any severance, change in control, indemnification, or other employment or compensation-related agreements or arrangements to be provided to executive officers.

All of the members of our Compensation Committee were determined to be independent under applicable rules of Nasdaq. Our Board has determined that each member of our Compensation Committee is a non-employee director, as defined in Exchange Act Rule 16b-3.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee oversees our corporate governance structure. Among other matters, our Nominating and Corporate Governance Committee is responsible for the following:
•	identifying and recommending to the Board individuals believed to be qualified to serve as Board members;
•	recommending to the Board directors to serve as members and chairpersons of each standing committee and any appropriate changes to the responsibilities, size and membership of such committees;
•	determining, on an annual basis, the members of the Board who meet the applicable independence requirements established by the SEC and Nasdaq;
•	considering questions of possible conflicts of interest of directors;
•	generally reviewing with the Company's chief legal officer and other appropriate legal personnel particular legal matters and compliance with applicable legal requirements and with the Code of Ethics;
•	reviewing our Corporate Governance Guidelines and our Code of Ethics on an annual basis and recommending amendments when appropriate;
•	periodically reviewing management succession plans and related procedures, including for the CEO; and
•	overseeing the annual self-evaluation of the Board and committees.

All members of our Nominating and Corporate Governance Committee were determined to be independent under the applicable rules of Nasdaq.
Policies Governing Director Nominations
Director Nomination Process
Our Board is responsible for determining candidates for nomination to our Board. The Board delegates the selection and nomination process to the Nominating and Corporate Governance Committee, with the expectation that other members of the Board and management will be requested to take part in the process as appropriate. The Nominating and Corporate Governance Committee is responsible for making recommendations to the Board regarding the size and composition of the Board. The Nominating and Corporate Governance Committee will review annually with the Board the composition of the Board as a whole and will recommend, if necessary, measures so that the Board reflects the appropriate balance of knowledge, experience, skills, expertise and diversity required for the Board as a whole. The Nominating and Corporate Governance Committee is responsible for ensuring that the composition of the Board accurately reflects the needs of our business and, in furtherance of this goal, for proposing the addition of members and the necessary resignation of members for purposes of obtaining the appropriate members, skills and perspectives. The Nominating and Corporate Governance Committee recommends, and the Board nominates, candidates to stand for election as directors.
Generally, our Nominating and Corporate Governance Committee will identify candidates for director nominees in consultation with management as well as through the use of search firms or other advisors, the recommendations submitted by stockholders, and such other methods as the Nominating and Corporate Governance Committee deems appropriate. Once candidates have been identified, our Nominating and Corporate Governance Committee will confirm that the candidates meet the minimum qualifications for director nominees. The Nominating and Corporate Governance Committee may gather information about the candidates through interviews, detailed questionnaires, background checks or any other means that it deems to be appropriate in the evaluation process. The Nominating and Corporate Governance Committee will evaluate the qualifications and skills of director candidates, both on an individual basis and taking into account the overall composition and needs of the Board. Based on the results of the evaluation process, the Nominating and Corporate Governance Committee will recommend candidates as director nominees for the Board’s approval. Each of Dr. Krop and Dr. Taglietti were recommended for consideration by the Nominating and Corporate Governance Committee and approved by the Board following a review of candidates identified by a third-party search firm, which presented these director candidates for consideration following review of the backgrounds and qualifications of these and other potential candidates.
The Nominating and Corporate Governance Committee will consider director candidates recommended by our stockholders. Recommendations should be submitted to the Nominating and Corporate Governance Committee, c/o the Corporate Secretary, and include at least the following information: name of the stockholder and evidence of the person's ownership of our common stock, number of shares owned and the length of time of ownership, name of the candidate, the candidate's employment history or a listing of his or her qualifications to be a director and the person's written consent to be named as a director if nominated.
Stockholders may also nominate directors for election at our annual meetings of stockholders in accordance with our bylaws. Additional information regarding requirements for stockholder nominations for next year's annual meeting is described in this Proxy Statement under “General Matters-Stockholder Proposals and Nominations.”
Minimum Qualifications
Our Nominating and Corporate Governance Committee will take into consideration all factors it deems relevant and appropriate when recommending candidates for the Board’s selection as nominees for the Board. These factors may include judgment, skill, diversity, experience with business and other organizations of a comparable size, the interplay of the candidate’s experience with that of the other Board members, and the extent to which a candidate would be a desirable addition to the Board and any committees of the Board. We have no formal policy regarding Board diversity; however, the Board and the Nominating and Corporate Governance Committee believe that it is essential that Board members represent diverse viewpoints. In considering candidates for the Board, the Nominating and Corporate Governance

Committee considers gender and ethnicity as well as a diversity of perspectives, experience and skills such that the Board as a whole represents diverse viewpoints, backgrounds and experience.
Communication with the Board of Directors
Stockholders wishing to communicate with our Board may do so by writing to the Board, any individual director, or to the non-employee directors as a group, at:
Aquestive Therapeutics, Inc.
30 Technology Drive
Warren, NJ 07059
Attention: Corporate Secretary
The communication should prominently display the legend “Board Communication” in order to indicate to the Corporate Secretary that it is a communication for the Board. Upon receiving such a communication, the Corporate Secretary will promptly forward the communication to the relevant individual or group to which it is addressed. Certain items that are unrelated to the Board's duties and responsibilities may be excluded, such as spam, junk mail and mass mailings, resumes and other forms of job inquiries, surveys and business solicitations or advertisements. The Corporate Secretary will not forward any communication determined in good faith to be frivolous, unduly hostile, threatening, illegal or similarly unsuitable.
EXECUTIVE OFFICERS
Below is a list of the names, ages, positions, and a brief account of the business experience of the individuals who serve as our executive officers.
Name	Age	Position(s)
Keith J. Kendall	63	Chief Executive Officer, President and Director
Daniel Barber	45	Senior Vice President - Chief Operating Officer
Peter Boyd	55	Senior Vice President - Business Process and Information Technology
Lori J. Braender	65	Senior Vice President - General Counsel, Chief Compliance Officer and Corporate Secretary
Kenneth Marshall	60	Senior Vice President - Chief Commercial Officer
A. Mark Schobel	65	Chief Innovation and Technology Officer
Gary H. Slatko	64	Senior Vice President - Chief Medical Officer
A. Ernest Toth, Jr.	62	Interim Chief Financial Officer
Theresa Wood	58	Senior Vice President - Human Resources and Organizational Development
Executive Officer Biographies
Keith J. Kendall | Chief Executive Officer
Please see Mr. Kendall’s biographical information above in this Proxy Statement under “Board of Directors - Director Biographies.”
Daniel Barber | Senior Vice President - Chief Operating Officer
Mr. Barber joined our team in July 2007 and has been our Chief Operating Officer since May 2019. Mr. Barber has led our Strategy and Development functions since April 2014. Prior to joining our team, Mr. Barber held various positions with Quest Diagnostics in its corporate planning and international divisions. In 2010, Mr. Barber had executive oversight of our launch activities for our first two FDA approved products. Beginning in 2013, Mr. Barber helped lead our effort to develop an internal pipeline of proprietary assets. Since that time, he has had executive responsibility for our pipeline and partnership activities.
Mr. Barber received his B.A. from State University of New York at Geneseo and an M.B.A from Seton Hall University.
Peter Boyd | Senior Vice President – Business Process and Information Technology
Mr. Boyd joined our Company in August 2013 and has led our Business Process and Information Technology functions since May 2019. Prior to his current position, Mr. Boyd led our Operations and Value Delivery functions from April 2014 to May 2019. Prior to joining us, Mr. Boyd served as Senior Director of Operations for the Americas and APJ Regions at Hewlett-Packard Company. Throughout his 15-year career at the Hewlett-Packard Company, Mr. Boyd held a variety of positions in business process improvement and in operations. Mr. Boyd received a B.A. in History from Wittenberg University and an M.B.A in Finance from Seton Hall University. Mr. Boyd also received an M.S. in Management and Urban Policy Analysis from the New School University.
Lori J. Braender | Senior Vice President - General Counsel, Chief Compliance Officer and Corporate Secretary
Ms. Braender joined our Company in September 2018 as our Senior Vice President - General Counsel, Chief Compliance Officer and Corporate Secretary. Prior to joining us, Ms. Braender was an attorney at Day Pitney LLP for 35 years, most recently serving as a Partner and Chair of the firm’s Life Sciences Practice Group. In that role, she specialized in advising clients in the pharmaceutical and biotechnology industries, as well as medical device companies, hospitals and healthcare institutions, on regulatory requirements, contractual arrangements, and other business considerations connected with life science and healthcare transactions. Ms. Braender received a B.S. in Business Administration from Rider University and a J.D. from Seton Hall University School of Law.
Kenneth Marshall | Senior Vice President - Chief Commercial Officer
Mr. Marshall joined our Company in January 2018 as our Commercial Leader. Prior to that, Mr. Marshall served as U.S. President and Global Chief Marketing Officer for Aerocrine Inc. In that role, he developed the global marketing strategy and led all aspects of that company’s U.S. business. From 2008 through 2011, Mr. Marshall served as Vice President of Sales and Marketing for Ikaria, Inc., a drug and device company focused on critical care. Mr. Marshall also spent 17 years with GlaxoSmithKline and held several senior positions including Vice President of Marketing for the Neurology, Urology, Lifecycle and HIV business units. Mr. Marshall received his B.S.B.A in Marketing and Economics from Western Carolina University and M.B.A from Houston Baptist University.
A. Mark Schobel | Chief Innovation and Technology Officer
Mr. Schobel joined our team in December 2005 and has served as our Chief Innovation and Technology Officer since November 2015. Mr. Schobel served as our Chief Executive Officer and Co-President through November 2014 and served as a member of our Board from November 2005 through the completion of our initial public offering in July 2018. From 2001 to 2005, he was the Global Head of New Technology and Product Innovation for the Consumer Health Business Unit at Novartis where he pioneered thin film delivery of systemic drugs. Prior to Novartis, Mr. Schobel held various general management positions with Reed & Carnrick Pharmaceuticals, Warner-Lambert and Pharmaceutical Formulations Inc. Mr. Schobel received his B.S. in Chemistry from Fairleigh Dickinson University and has been awarded 21 patents along with having multiple patents pending in fields ranging from film drug delivery to nanoparticle delivery systems.
Gary H. Slatko, M.D. | Senior Vice President - Chief Medical Officer
Dr. Slatko has served as our Senior Vice President - Chief Medical Officer since January 2019. From 2012 to 2018, Dr. Slatko served as Office Director/Associate Director of the Office of Medication Error Prevention and Risk Management, CDER at the FDA. Prior to that, Dr. Slatko served as Chief Medical Officer at ParagonRx, an inVentiv Health company, from 2001 to 2012. Dr. Slatko previously served in senior management roles at GlaxoSmithKline, AstraZeneca and DuPont-Merck Pharma. Dr. Slatko received his B.A. in Chemistry and Psychology from Emory University, his M.B.A. from West Chester University of Pennsylvania, and his M.D. from the University of Miami Leonard M. Miller School of Medicine. He completed an Internal Medicine residency program at the University of Pittsburgh School of Medicine and is Board Certified.
A. Ernest Toth, Jr. | Interim Chief Financial Officer
Mr. Toth became our Interim Chief Financial Officer upon the departure at 2020 year end of our former chief financial officer. Mr. Toth had joined Danforth Advisors as a consultant in November 2020 to provide finance support and strategic consulting services to life science companies and the healthcare technology industry. Prior to that time, Mr. Toth most recently served as Chief Financial Officer of EHE Health from

September 2018 to February 2020. Prior to joining EHE Health, he served as Global Chief Financial Officer of ArisGlobal from January 2016 to December 2016, and Global Chief Financial Officer of Synowledge from January 2015 to December 2015. Prior to Synowledge, Mr. Toth held various senior financial positions at JHP Pharmaceuticals, Valeritas, Pharmaceutical Formulations, World Power Technologies and MacAndrews & Forbes. Mr. Toth also serves as Managing Director of Bellair Advisors, LLC, a consulting and advisory firm that provides financial, strategic, operational, and commercial counsel to high growth entrepreneurial businesses. Mr. Toth received his B.S. in Accounting from Shippensburg University of Pennsylvania and his M.B.A. in Corporate Finance from Pace University.
Theresa Wood | Senior Vice President - Human Resources and Organizational Development
Ms. Wood has served as the head of our Human Resources function since September 2006. Prior to joining our team, Ms. Wood was the Director, Human Resources, for the Hewlett Packard Financial Services Americas division from 1999 to 2006. From 1995 to 1998, Ms. Wood provided consulting services to several companies in the Financial Services, Healthcare and Consumer Goods market. Prior to that, Ms. Wood spent seven years with Sea-Land Service Corp. Ms. Wood received her B.S. in Management Science and Marketing from Kean University.

EXECUTIVE COMPENSATION
Narrative Discussion of Summary Compensation Table
We are currently an “emerging growth company” and also qualify as a “smaller reporting company” under SEC rules. The following section describes the compensation we paid to our named executive officers (“NEOs”) for our fiscal year ended December 31, 2020. Our NEOs for 2020 are:
Name:	Title:
Keith J. Kendall	Chief Executive Officer (CEO)
Daniel Barber	Chief Operating Officer (COO)
John T. Maxwell*	Former Chief Financial Officer (CFO)
*	John Maxwell separated from the Company effective December 31, 2020.
Compensation Philosophy and Process
Aquestive operates in a highly competitive and continually changing market. Attracting, developing and retaining qualified executives who increase stockholder value by achieving our financial and strategic growth plans and objectives remain key to our success. Our goal is to provide compensation that emphasizes pay-for-performance, rewarding those who achieve or exceed their goals, and seeking to drive long-term value for our stockholders through the use of both short-term and long-term incentive programs.
Our compensation program is designed to:
•	Attract, retain and motivate superior executive talent
•	Provide incentives that award the achievement of performance goals that directly correlate to the enhancement of stockholder value, as well as to facilitate executive retention
•	Align executive interests with those of stockholders through short-term and long-term incentives linked to performance
Role of the Compensation Committee. Pursuant to its charter, our Compensation Committee is charged with determining and approving the compensation and benefits of each executive officer, including our NEOs, on an annual basis, with the goal of achieving a compensation program and total compensation paid to our NEOs and other executives in line with our compensation philosophy. In determining compensation for our executive officers, the Compensation Committee considers compensation for comparable positions in the market and the historical compensation levels of our executives, each NEO’s performance as compared to our expectations and objectives, and our desire to motivate our executives to achieve short- and long-term results that are consistent with our business strategies and objectives.
As part of its review, the Compensation Committee works with its independent compensation consultant, Radford, part of Aon plc (“Radford”), as well as management, to ensure the compensation program aligns with market practice and Company strategy and has a balance designed to achieve Aquestive’s business objectives. Based on the Committee’s review, as well as input and recommendations received from Radford, the Compensation Committee is responsible for approving the compensation of each NEO.
For 2020, our Compensation Committee consisted of Mr. Costa (Chair), Mr. Bratton, Mr. Cochran, and Ms. Lurker. Each member of the Compensation Committee was determined to meet the applicable independence standards of both Nasdaq and the SEC. Mr. Bratton and Mr. Cochran also brought the added perspective of representing the views of a significant stockholder with respect to our executive compensation program. As of February 2021, Dr. Gregory Brown replaced Mr. Bratton on the Compensation Committee.
Role of Independent Compensation Consultant. In 2018, prior to our initial public offering, our Compensation Committee engaged Radford as its independent compensation consultant to provide the Committee with guidance in connection with developing and implementing Aquestive’s executive compensation program following the initial public offering.
In its role, Radford regularly attends meetings of the Compensation Committee to advise on compensation matters. Radford provides the Compensation Committee with information and advice on the design, structure and level of executive compensation, external market factors and evolving compensation trends.

Our Compensation Committee is directly responsible for the engagement and oversight of Radford. While Radford works with our management on various matters for which the Compensation Committee is responsible, our management does not direct or oversee the retention of Radford.
Role of Management. Management regularly assists the Compensation Committee by preparing information and materials for matters under consideration by the Committee. The CEO and our Senior Vice President, Human Resources are also asked to regularly attend Compensation Committee meetings to participate in discussions and provide information regarding executive performance and compensation matters. In addition, as part of its review process, the Compensation Committee meets with the CEO to discuss his recommendations regarding the compensation of each NEO (other than himself).
Annual Base Salary
Our Compensation Committee uses base salaries to recognize the experience, skills, knowledge and responsibilities required of our executive officers. The base salaries for our executive officers were initially established through review and negotiation at the time of hiring, and thereafter are periodically reviewed for possible increase, in each case taking into account the executive officer’s qualifications, experience, scope of responsibilities and competitive market compensation paid by other companies for similar positions within the industry. The chart below reflects the annual base salary rates that were in effect during 2020 approved by our Compensation Committee for each NEO. The base salary rates are based upon the recommendations and competitive analysis provided by Radford and are generally consistent with the market 50th percentile, although compensation for individual NEOs may be above or below the median based on experience, scope of position and individual performance. Base salaries are reviewed by the Compensation Committee annually based on performance and other factors.
Base Salary
Keith J. Kendall	$550,000
Daniel Barber	$410,000
John T. Maxwell	$395,000
Annual Incentive Compensation
We have an annual goal-setting and review process for our executive officers that is the basis for determining potential annual bonuses for our NEOs. Our Compensation Committee sets our annual financial objectives for the year as well as strategic and operational goals which are aligned with our strategic plan and operating budget approved by the Board.
Our employment agreements with our executive officers provide that they will be eligible for annual performance-based bonuses based on achievement of the financial, strategic and operational objectives established by the Compensation Committee. Pursuant to the terms of their employment agreements, the target bonus opportunities for our NEOs expressed as a percentage of annual base salary are: Mr. Kendall, 75% and Mr. Barber, 50%. Mr. Maxwell's target bonus opportunity was 50%. Each NEO’s annual bonus is capped at a maximum of 200% of his target bonus opportunity.
The Compensation Committee assessed Company performance for 2020 with respect to each of the strategic and operational metrics and determined achievement against those metrics. The Compensation Committee determined to award the bonus amounts to our NEOs for 2020 set forth in the Summary Compensation Table below under “Non-Equity Incentive Plan Compensation.”
Equity-Based Incentive Awards
Our equity-based awards are designed to provide our NEOs with a strong link to our long-term performance, create an ownership culture and help align the interests of our executive officers and our stockholders. Prior to the closing of our initial public offering, we adopted our 2018 Equity Incentive Plan.
2020 Long-Term Incentive Awards. The Compensation Committee determined to award long-term incentive awards in the form of stock options in order to demonstrate the Company’s pay-for-performance philosophy. Stock options are designed to motivate our NEOs to increase stockholder value as the NEO will only realize value if our stock price increases above the exercise price, which is equal to the fair market value of our common stock on the date of grant. In addition, these stock options are subject to time-based vesting restrictions generally requiring our NEOs to remain in our employment during the vesting period.
Equity Grant Policy. The Compensation Committee has adopted an equity grant policy with respect to the issuance of equity awards under our 2018 Equity Incentive Plan. Among other provisions, the equity grant policy establishes parameters for the grant date of equity awards made to executive officers and non-employee directors. Under the policy, the grant date for annual long-term incentive awards to officers and other employees is generally the date of the Compensation Committee’s regularly scheduled meeting in January or February each year, but if the date of such meeting is not in an open trading window, the awards will be granted effective on the second full trading date following the next public release of earnings. Pursuant to the policy, annual equity awards to our non-employee directors are granted on the date of the Company’s annual meeting of stockholders. Additionally, “off-cycle” equity awards may be granted at other times during the year for circumstances such as new hires, promotions and director appointments, during open trading windows, or if the date the Compensation Committee takes action to approve such an award is not in an open trading window, then the awards will be granted effective on the second full trading date following the next public release of earnings.
Perquisites, Health, Welfare and Retirement Benefits
All of our executive officers, including our NEOs, are eligible to participate in our employee benefit plans, including our medical, dental and vision insurance plans, in each case on the same basis as all of our other colleagues. We also provide enhanced life insurance and disability benefits to our executive officers.
We maintain a 401(k) retirement savings plan that provides eligible U.S. colleagues with an opportunity to save for retirement on a tax advantaged basis. Eligible colleagues may defer eligible compensation on a pre-tax basis, up to the statutorily prescribed annual limits on contributions under the Code. The 401(k) plan provides us with the discretion to match employee contributions. During 2020, we made 100% matching contributions on up to 6% of an employee’s eligible compensation deferred, subject to IRS limitations. These matching contributions vest in 20% increments and vest in full after an employee has attained five years of service.
We do not maintain any non-qualified deferred compensation plans at this time. We also do not maintain, and do not plan to establish, any defined benefit pension plan.

Summary Compensation Table
The following table provides information regarding the compensation provided to our NEOs during the fiscal year ended December 31, 2020 and 2019:
Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
Keith J. Kendall Chief Executive Officer	2020	550,000	—	—	259,364	450,368	30,686	1,290,418
	2019	540,385	—	—	1,768,598	288,924	30,669	2,628,576
Daniel Barber Chief Operating Officer	2020	410,000	—	—	126,800	279,774	23,509	840,083
	2019	388,846	—	—	555,257	227,780	23,345	1,195,228
John T. Maxwell Chief Financial Officer*	2020	395,000	—	—	69,164	—	847,106	1,311,270
	2019	391,154	—	—	516,975	119,490	26,504	1,054,123
*	Mr. Maxwell separated from the Company effective December 31, 2020.
(1)
Represents the aggregate grant date fair value of equity awards computed in accordance with FASB ASC 718. A discussion of the assumptions used in calculating the fair value of such awards may be found in Note 17 to our 2020 audited financial statements included in our Annual Report on Form 10-K filed with the SEC on March 9, 2021.

(2)	Represents annual incentive compensation for 2020 and 2019, paid in the first quarter of the following year.
(3)	For 2020, this column includes the following:
	Mr. Kendall ($)	Mr. Barber ($)	Mr. Maxwell ($)
401(k) Company match	17,100	17,100	17,100
Disability insurance premiums	8,569	2,778	4,656
Life insurance premiums	5,017	3,631	4,468
Severance+	—	—	820,882
Total	30,686	23,509	847,106
+
Severance consists of $592,500 of severance covering annual base salary for twelve months and target annual bonus payable in 12 equal installments, $197,500 payable for 2020 year target bonus, and $30, 882 representing contribution of medical benefits for up to twelve months. The amount in the “All Other Compensation” column above does not include an amount ($228,600) which is the difference between the option exercise price and the market value as of the date of employment separation of the shares underlying the stock options granted to Mr. Maxwell in 2020 (the fair value of which stock options grant is included in the above Table under “Options Awards”), the vesting of which 2020 stock options was accelerated on separation from employment under Mr. Maxwell’s employment agreement; other stock options which accelerated upon separation from employment were not in that money upon the separation date.

Outstanding Equity Awards at Fiscal Year End Table
The following table sets forth certain information regarding equity awards granted to our NEOs that remain outstanding as of December 31, 2020:
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares or Units That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares, or Units That Have Not Vested ($)
	Exercisable	Unexercisable
Mr. Kendall	193,459	46,706(2)	15,00	7/24/2028	—	—	—	—
	21,784	6,259(3)	16.46	8/15/2028	—	—	—	—
	81,250	243,750(4)	8.05	2/28/2029	—	—	—	—
	—	225,000(8)	1.54	3/16/2030	—	—	—	—
Mr. Barber	12,998	12,998(6)	6.54	4/18/2028	—	—	—	—
	48,254	48,254(5)	15.00	7/24/2028	—	—	—	—
	17,500	52,500(4)	8.05	2/28/2029
	12,500	37,500(7)	4.83	5/9/2029	—	—	—	—
	—	110,000(8)	1.54	3/16/2030
Mr. Maxwell(9)	36,120	0	15.00	12/31/2021	—	—	—	—
	95,000	0	8.05	12/31/2021	—	—	—	—
	60,000	0	1.54	12/31/2021	—	—	—	—
(1)	Calculated using closing price of our common stock on Nasdaq on December 31, 2020 of $5.35.
(2)	Options granted on July 24, 2018. These options vest in 36 equal monthly installments beginning on August 31, 2018.
(3)	Options granted on August 15, 2018. These options vest in 36 equal monthly installments beginning on September 30, 2018.
(4)	Options granted on February 28, 2019. These options vest as follows: 25% on each of the first and second anniversaries of the grant date and 50% on the third anniversary of the grant date.
(5)	Options granted on July 24, 2018. These options vests as follows: 25% on each of the first and second anniversaries of the grant date and 50% on the third anniversary of the grant date.
(6)	Options granted on April 18, 2018. These options vests as follows: 25% on the first and second anniversaries of the grant date and 50% on the third anniversary of the grant date.
(7)	Options granted on May 9, 2019. These options vest as follows: 25% on each of the first and second anniversaries of the grant date and 50% on the third anniversary of the grant date.
(8)	Options granted March 16, 2020. These options vest as follows: 25% on each of the first and second anniversaries of the grant date and 50% on the third anniversary of the grant date.
(9)	In connection with John Maxwell's separation from the Company, all stock options held by Mr. Maxwell vested.
Employment Agreements with Named Executive Officers
In June and July 2018, we entered into employment agreements with Mr. Kendall, our Chief Executive Officer, and Mr. Maxwell, our then Chief Financial Officer, and an employment agreement with Mr. Barber, our Chief Operating Officer. These agreements set forth the initial terms and conditions of each executive’s employment with us, including base salary, target annual bonus opportunity and employee benefit plan participation. These employment agreements provide for “at will” employment. The material terms of these employment agreements with our NEOs are described below and are qualified in all respects by the full terms of such agreements.

Glossary of Terms. The following terms referred to in the narrative below are generally defined in each NEO’s employment agreement as follows:
•
“Cause” means generally conviction or plea of nolo contendere to a felony; commission of fraud or material act of dishonesty with respect to the Company or its colleagues, customers or affiliates; failure to carry out material responsibilities of employment; material misconduct or similar behavior; a material violation of Company policy; or material breach of the executive's obligations under his employment agreement.

•
“Change in Control” means generally any person or group becomes the beneficial owner of 40% or more of the Company's outstanding voting securities; completion of a merger, consolidation or reorganization of the Company unless the stockholders before such transaction own at least a majority of the outstanding voting securities of the outstanding securities or at least a majority of the fair market value of the successor company; or a sale, transfer, liquidation or other disposition of all or substantially all of the Company's assets.

•
“Change in Control Period” means generally, for Mr. Kendall, the period beginning 180 days before and ending 24 months following the effective date of a Change in Control, and for Mr. Maxwell and Mr. Barber, the period beginning 180 days before and ending 12 months following the effective date of a Change in Control.

•
“Good Reason” means generally a material diminution in the executive's position or duties; a material breach by the Company of the executive's employment agreement, including any reduction of base salary or target bonus percentage; or relocation of more than 50 miles from the Company's headquarters.

•
“Permanent Disability” means generally the executive's inability to perform the essential functions of his job with or without reasonable accommodation for a period of 150 consecutive days or an aggregate of 180 days in any 12 month period due to illness, accident or other physical or mental incapacity, as determined by a duly licensed physician.

•
“Severance Period” means generally, for Mr. Kendall, 18 months following termination of employment (or until the end of the initial employment term, if longer), and for Mr. Maxwell and Mr. Barber, 12 months following termination of employment.

Terms of Employment
Keith J. Kendall. The initial term of Mr. Kendall’s employment agreement was for three years ending June 30, 2021, and will automatically renew for an additional one year period ending June 30, 2022. Thereafter, his employment term will continue to renew annually, unless either party gives written notice of non-renewal at least 90 days prior to the end of the then-current term. Non-renewal of his employment agreement by the Company would constitute a termination without Cause. Mr. Kendall’s base salary is subject to annual review for possible increase. Mr. Kendall’s target award opportunity under any annual incentive program that may be established by the Compensation Committee is equal to 75% of his base salary, and he is eligible to participate in our incentive plans and benefit plans as may be established or in effect from time to time.
Prior to the initial public offering, in April 2018 Mr. Kendall was issued shares of our non-voting common stock in connection with the termination of our PUP Plans equal to 5% of the issued and outstanding capital securities of the Company at the time of issue, and under the terms of his employment agreement, each share of non-voting common stock automatically became one share of voting common stock upon completion of the initial public offering. Under his employment agreement, Mr. Kendall also received stock options covering a number of shares equal to the difference between 5% of the total number of shares of our common stock outstanding following the initial public offering on a fully diluted basis, less the aggregate number of any shares of non-voting common stock and shares covered by stock options that he held immediately prior to the initial public offering, such that the total number of all of the shares of common stock and shares underlying stock options held by Mr. Kendall immediately following the initial public offering represented 5% of our shares of common stock on a fully diluted basis. In addition, upon the completion of the initial public offering, Mr. Kendall received a grant of RSUs equal to 0.47% of our total common stock outstanding following the initial public offering on a fully diluted basis, or 116,576 RSUs. The stock options vest in 36 equal monthly installments and the RSUs vest in eight equal quarterly installments, subject to accelerated vesting if his employment terminates for any reason other than a termination by the Company for Cause or a resignation by Mr. Kendall without Good Reason.
Daniel Barber. The term of Mr. Barber’s employment agreement commenced on June 26, 2018 and will continue until terminated in accordance with its terms. Mr. Barber’s base salary is subject to annual review for possible increase. For purposes of any annual incentive program established by the Compensation Committee, Mr. Barber’s target award opportunity under any annual incentive program that may be established by the Compensation Committee is equal to 50% of his base salary, and he is eligible to participate in our incentive plans and benefit plans as may be established or in effect from time to time. Prior to the initial public offering, in April 2018, Mr. Barber had been awarded shares of our non-voting common stock in connection with the termination of our PUP Plans and under the terms of his agreement, each share of non-voting common stock automatically became one share of voting common stock upon completion of the initial public offering. Mr. Barber was also granted registration rights with respect to the shares of common stock he received at the time of the initial public offering in exchange for his non-voting common stock.
John T. Maxwell. The term of Mr. Maxwell’s employment agreement commenced on June 26, 2018. Mr. Maxwell’s base salary was subject to annual review for possible increase. Mr. Maxwell’s target award opportunity under any annual incentive program that may be established by the Compensation Committee was equal to 50% of his base salary, and he was eligible to participate in our incentive plans and benefit plans. Prior to the initial public offering, in April 2018 Mr. Maxwell had been issued shares of our non-voting common stock in connection with the termination of our PUP Plans and under the terms of his agreement, each share of non-voting common stock automatically became one share of voting common stock upon completion of the initial public offering. Mr. Maxwell was also granted registration rights with respect to the shares of common stock he received at the time of the initial public offering in exchange for his non-voting common stock. Mr. Maxwell separated from employment with the Company effective December 31, 2020.
Severance Arrangements
Each of the employment agreements of our NEOs contains provisions providing for payments and benefits in the event of certain termination events, including employment termination in connection with a Change in Control. The material terms of our NEOs’ severance protection are summarized below.
For Cause Termination or Voluntary Resignation. In the event an NEO’s employment is terminated by the Company for Cause, or if an NEO voluntarily resigns from employment without Good Reason, he will be entitled to receive salary that had accrued but had remained unpaid through the date of termination, any unpaid annual bonus earned with respect to the year prior to such termination of employment and any benefits under any plans in which the NEO participates consistent with his rights under such plans (“Accrued Payments”).
Death or Permanent Disability. In the event that an NEO’s employment is terminated by reason of death or Permanent Disability, in addition to the Accrued Payments, he will be entitled to:
•	any accrued and unused vacation pay for the year in which employment terminates;
•	a pro-rata portion of the NEO's target annual bonus for the year in which employment terminates, pro-rated for the number of days the NEO was employed during the year prior to termination;
•
accelerated vesting of outstanding equity awards subject to time-based vesting as if the NEO had continued being employed through the end of the year in which employment terminates, or, in the case of awards subject to “cliff vesting,” pro-rata accelerated vesting based on the percentage of the vesting period that had elapsed as of the termination date (and stock options and stock appreciation rights will remain exercisable for one year following termination, subject to any earlier expiration date); and pro-rata accelerated vesting of outstanding equity awards subject to performance-based vesting conditions for which the performance period ends at or after the time of termination, with performance goals assumed to have been achieved at target and with pro-ration based on the percentage of the performance period that had elapsed as of the termination date.

Termination Without Cause or for Good Reason - Unrelated to a Change in Control. In the event that an NEO’s employment is terminated by us without Cause or the NEO terminates his employment for Good

Reason (other than in connection with a Change in Control, as described below), in addition to the Accrued Payments, the NEO will be entitled to receive, subject to the delivery of a fully effective release of claims and continued compliance with restrictive covenant obligations, the following payments and benefits:
•	any accrued and unused vacation pay for the year in which his employment terminated;
•	a pro-rata portion of the NEO's target annual bonus for the year in which employment terminates, pro-rated for the number of days the NEO was employed during the year prior to termination;
•	monthly payments during the NEO's Severance Period (as defined above), with each monthly payment equal to 1/12th of the sum of his annual base salary and target annual bonus;
•	continuing coverage during the NEO's Severance Period (as defined above) under our group health and life insurance plans in which the NEO was a participant prior to termination; and
•
immediate vesting of all unvested equity awards (and stock options and stock appreciation rights will remain exercisable for one year following termination, subject to any earlier expiration date), with performance conditions deemed achieved at target for unvested performance-based equity awards.

Termination Without Cause or For Good Reason - During the Change in Control Period. If an NEO’s employment is terminated by us without Cause or the NEO terminates his employment for Good Reason, in each case, during the Change in Control Period, then subject to the delivery of a fully effective release of claims and continued compliance with respective restrictive covenant obligations, the NEO will be entitled to receive the following payments and benefits:
•	any accrued and unused vacation pay for the year in which his employment terminated;
•	a pro-rata portion of his target annual bonus for the year in which his employment terminated, pro-rated for the number of days the NEO was employed during the year prior to termination;
•
an immediate lump sum cash payment of an amount equal to, for Mr. Kendall, 2.75 times the sum of his base salary and target annual bonus, and for Mr. Barber, 1.0 times the sum of his base salary and target annual bonus;

•
continuing coverage under our group health and life insurance plans in which the NEO was a participant, for Mr. Kendall, for 33 months following termination of employment, and for Mr. Barber, for 12 months following termination of employment; and

•
immediate vesting of all unvested equity awards (and stock options and stock appreciation rights will remain exercisable for one year following termination, subject to any earlier expiration date), with performance conditions deemed achieved at target for unvested performance-based equity awards.

In the event that these employment termination payments and benefits in connection with a Change in Control would subject Mr. Kendall to the excise tax imposed by Section 4999 of the Code, he would be entitled to an additional payment such that, after the payment of taxes, he will be in the same position as he would have been had he not been required to pay such excise taxes. The employment agreement of Mr. Kendall provides that, prior to the third anniversary of the agreement, the executive agrees to discuss a provision to replace this tax gross-up provision on terms and conditions mutually acceptable to the Board and the executive which discussion will take into account then current public market conditions.
In the event that these termination payments and benefits in connection with a Change in Control would subject Mr. Barber to the Code Section 4999 excise tax, he would be entitled to the greater after-tax benefit of either (i) the full Change in Control payment and benefits minus any 280G excise tax, the payment of which would be the NEO’s responsibility, or (ii) the NEO’s Change in Control payment and benefits cut back to the amount that would not trigger the excise tax.
For each of our NEOs, in the event that the continued coverage under our health plans triggers taxable income to the NEO, the NEO would also receive an additional cash payment such that each NEO would receive the same net after-tax benefits that the NEO would have received under such plans had the NEO continued to be employed and receive such plan benefits.

Each NEO’s employment agreement also provides that each NEO agrees to grant us certain intellectual property rights and includes additional provisions that require the NEO to refrain from competing with our business, soliciting or interfering with our suppliers, customers, prospective customers and other business relationships, and from soliciting, hiring or otherwise interfering with our relationship with any person employed or previously employed by us, with the duration of such restrictions to last during the NEO’s employment and for his respective Severance Period as defined above.
John Maxwell Separation. John Maxwell separated from the Company effective December 31, 2020. In connection with his departure, Mr. Maxwell and the Company entered into a separation and release agreement providing for severance payments and benefits generally consistent with his employment agreement dated June 26, 2018, including a severance payment equal to the sum of his annual base salary and target annual bonus for 2020 payable in 12 equal monthly installments, a target bonus for 2020, coverage under group health and life insurance plans for up to 12 months and immediate vesting of all unvested stock options which will remain exercisable for one year following his separation from employment.
Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1) (a)	Weighted- average exercise price of outstanding options, warrants and rights(2) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(3) (c)
Equity compensation plans approved by security holders	3,190,615	$8.18	820,446
Equity compensation plans not approved by security holders	81,068(4)	$6.54	—
Total	3,271,683	$8.14	820,446
(1)	Includes 13,491 RSUs and 3,258,192 stock options outstanding under our 2018 Equity Incentive Plan as of December 31, 2020.
(2)	Reflects the weighted average exercise price of outstanding stock options reported in column (a). No exercise price is attributable to outstanding RSUs.
(3)
Includes 659,810 shares remaining available for issuance under our 2018 Equity Incentive Plan and 160,636 shares remaining available for issuance under our Employee Stock Purchase Plan as of December 31, 2020. The 2018 Equity Incentive Plan and Employee Stock Purchase Plan each have an evergreen provision whereby, unless the Board determines otherwise, the share reserve is increased automatically by a specified percentage or number of shares on January 1 of each year. The Board determined that effective as of 2021 the number of shares of common stock available for award to eligible participants under the 2018 Equity Incentive Plan would be increased by 4% of the number of shares of common stock outstanding at December 31, 2020. The Board determined that the share reserves under the ESPP would not be increased pursuant to the evergreen provision as of 2021.

(4)
In April 2018, the Company granted stock options to purchase an aggregate of 81,068 shares of our common stock each with an exercise price of $6.54 per share, to certain of the Company's employees, consultants and directors in connection with services provided by such parties to the Company.

AUDIT COMMITTEE REPORT
The responsibilities of the Audit Committee are discussed under “Corporate Governance” in the “Board Committees” section under “Audit Committee.” The Audit Committee has reviewed our audited consolidated financial statements for the year ended December 31, 2020 and has discussed these statements with management and KPMG LLP, or KPMG, the Company's independent registered public accounting firm. Aquestive management is responsible for the preparation of the Company’s financial statements and for maintaining an adequate system of disclosure controls and procedures and internal control over financial reporting for that purpose. The independent registered public accounting firm audits the annual consolidated financial statements prepared by management, expresses an opinion as to whether those consolidated financial statements present fairly the consolidated financial position, results of operations and cash flows of Aquestive in conformity with U.S. generally accepted accounting principles and discusses any issues they believe should be raised with us. The Audit Committee is responsible for providing independent, objective oversight of the Company's accounting functions and internal controls.
The Audit Committee also received from, and discussed with, KPMG the written disclosures and other communications that the Company’s independent registered public accounting firm is required to provide to the Audit Committee under the applicable requirements of the Public Company Accounting Oversight Board and the SEC.
KPMG also provided the Audit Committee with the written disclosures and the letter required by the PCAOB requiring independent registered public accounting firms to annually disclose in writing all relationships that, in their professional opinion, may reasonably be thought to bear on independence, to confirm their perceived independence and to engage in a discussion of independence. The Audit Committee has reviewed this disclosure and has discussed with KPMG their independence from Aquestive.
Based on its discussions with management and our independent registered public accounting firm as outlined above, and its review of the representations and information provided by management and our independent registered public accounting firm, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Aquestive Annual Report on Form 10-K for the year ended December 31, 2020, for filing with the SEC.
Respectfully submitted by the Audit Committee,
James S. Scibetta, Chair
Nancy S. Lurker
Marco Taglietti, M.D.
The report of the Audit Committee is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

PROPOSAL NO. 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We are asking our stockholders to ratify the Audit Committee’s selection of KPMG LLP, or KPMG, as our independent registered public accounting firm for the fiscal year ending December 31, 2021. KPMG has served as our independent registered public accounting firm since 2006.
The Audit Committee annually reviews the independent registered public accounting firm’s independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm's performance.
Although stockholder ratification is not required by our bylaws or otherwise, the Board believes it is advisable to provide stockholders an opportunity to ratify this selection and is submitting the selection of KPMG to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm, but is not required to do so. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of Aquestive and its stockholders.
We expect that a representative of KPMG will be available at our 2021 Annual Meeting and will have an opportunity to make a statement if he or she so chooses and will be available to respond to appropriate questions from stockholders.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
The Audit Committee pre-approves all auditing services and permitted non-audit services to be performed by KPMG, subject to the de minimis exception for non-audit services that are approved by the Audit Committee prior to the completion of an audit. The Audit Committee may delegate pre-approval authority to one or more members of the Audit Committee consistent with applicable law and listing standards, provided that the decisions of such Audit Committee member or members are to be presented to the full Audit Committee at its next scheduled meeting.
Principal Accountant Fees and Services
We regularly review the services and fees of our independent accountants. These services and fees are also reviewed by the Audit Committee on an annual basis. The aggregate fees billed for the fiscal years ended December 31, 2020 and 2019 for each of the following categories of services are as follows:
Fee Category	2020	2019
Audit Fees	$786,300	$640,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$786,300	$640,000
Audit Fees. Consist of aggregate fees for professional services provided in connection with the annual audit of our consolidated financial statements, the review of our quarterly condensed consolidated financial statements, review of registration statements on Forms S-3 and S-8, comfort letters, consents and review of documents filed with the SEC.
Audit-Related Fees. Consist of aggregate fees for accounting consultations and other services that were reasonably related to the performance of audits or reviews of our consolidated financial statements and were not reported above under “Audit Fees.”
Tax Fees. Consist of aggregate fees for tax compliance, tax advice and tax planning services including the review and preparation of our federal and state income tax returns.
All Other Fees. Consist of aggregate fees billed for products and services provided by the independent registered public accounting firm other than those fees disclosed above.

The Audit Committee pre-approved all services reflected in the above table performed since the pre-approval policy was adopted.
The vote of the holders of a majority of the votes cast by the holders of shares present in person or represented by proxy at the 2021 Annual Meeting and entitled to vote is required to ratify the selection of our independent registered public accounting firm. Abstentions will not be treated as votes cast for this purpose and, therefore, will not affect the outcome of the election.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE
RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY'S INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM.

(PROPOSAL NO. 2)

BENEFICIAL OWNERSHIP OF COMMON STOCK
The following table sets forth certain information as of March 15, 2021 (unless otherwise specified), with respect to the beneficial ownership of our common stock by each person who is known to own beneficially more than 5% of the outstanding shares of common stock, each person currently serving as a director, each nominee for director, each named executive officer (as set forth in the Summary Compensation Table), and all directors and executive officers as a group.
Shares of common stock subject to options or other rights to purchase which are now exercisable or are exercisable within 60 days after March 15, 2021, are to be considered outstanding for purposes of computing the number of shares beneficially owned and the percentage ownership of the persons holding these options or other rights, but are not to be considered outstanding for the purpose of computing the number of shares beneficially owned or the percentage ownership of any other person. As of March 15, 2021, there were 36,213,969 shares of common stock outstanding. Unless otherwise indicated, the address for each beneficial owner is c/o Aquestive Therapeutics Inc., 30 Technology Drive, Warren, NJ 07059.
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned†	Percentage of Shares Beneficially Owned
5% Stockholders:
MonoLine RX II, L.P. (1)	3,468,747	9.58%
MonoLine RX III, L.P. (1)	2,657,943	7.34%
MonoLine Rx, L.P. (1)	1,688,639	4.66%
MonoLine Partners, L.P. (1)	1,948,578	5.38%
MonoSol Rx Genpar, L.P. (1)	47,051	*
Douglas K. Bratton (3)	10,117,434	27.90%

Directors and Named Executive Officers: (2)
Keith J. Kendall	1,100,938	3.00%
Daniel Barber	263,710	*
John T. Maxwell	341,734	*
Gregory B. Brown, M.D.	112,910	*
John S. Cochran	174,811	*
Santo J. Costa	55,152	*
Julie Krop, M.D.	0	*
Nancy S. Lurker	42,903	*
James S. Scibetta	69,460	*
Marco Taglietti, M.D.	0	*
All executive officers and directors as a group (16 persons)	3,397,229	9%
*	Represents beneficial ownership of less than 1%.
†	None of the shares are pledged as security.
(1)
Information as of March 16, 2021 as included in Form 4 filed with the SEC by Douglas K. Bratton. Also refer to Schedule 13G/A filed on February 9, 2021 by MonoLine Rx II, L.P., MonoLine Rx III, L.P., MRX Partners, LLC, MonoLine Rx, L.P., MonoLine Partners, L.P. and MonoSol Rx Genpar, L.P. (collectively, the “MonoSol Entities”) and Douglas K. Bratton. As included in the March 16, 2021 Form 4, the above beneficial ownership of the MonoSol Entities reflects certain pro rata in-kind distributions, for no consideration, of Aquestive shares made by certain of the MonoSol Entities to certain limited partners or members thereof as of March 12, 2021 and included in the Form 4. As described in the above Schedule 13G/A, Bratton Capital Management L.P. (“Bratton Capital Management”) is the general partner or manager of each of the MonoSol Entities, except for MonoSol Rx Genpar, L.P., the general partner of which is Bratton Capital Inc., which, in turn, is the general partner of Bratton Capital Management. Douglas K. Bratton is the sole director and President of Bratton Capital Inc. The MonoSol Entities are each ultimately controlled by Mr. Bratton, who has voting and investment power over all shares held by the Monosol Entities. Bratton Capital Management, Bratton Capital Inc., and Mr. Bratton may each be deemed to beneficially own all shares held of record by the MonoSol Entities. Each such entity and Mr. Bratton disclaim beneficial ownership of the reported securities except to the extent of its or his respective pecuniary interest therein. The principal business address for the MonoSol Entities and Mr. Bratton is 201 Main Street, Suite 1900, Fort Worth, Texas 76102.

(2)
Amounts reported for our directors and executive officers include the following number of securities with respect to which the individual has the right to acquire beneficial ownership as of March 15, 2021 or within 60 days thereafter: Mr. Kendall, 463,789; Mr. Maxwell, 191,120; Mr. Barber, 161,751; Dr. Brown, 37,825; Mr. Cochran, 37,825; Mr. Costa, 37,825; Ms. Lurker, 42,903; Mr. Scibetta, 37,825 and all directors and executive officers as a group, 1,400,639.

(3)
Includes 1,688,639 shares of common stock owned of record by MonoLine Rx, L.P., 3,468,747 shares of common stock owned of record by MonoLine Rx II, L.P., 2,657,943 shares of common stock owned of record by MonoLine Rx III, L.P., 1,948,578 shares of common stock owned by Monoline Partners, L.P. and 47,051 shares of common stock owned by Monoline RX GenPar L.P. The MonoSol Entities are each ultimately controlled by Mr. Bratton and Mr. Bratton has voting and investment power over all shares held by the MonoSol Entities, and Mr. Bratton may be deemed to beneficially own all shares held of record by the MonoSol Entities. Mr. Bratton disclaims beneficial ownership of such reported securities except to the extent of his pecuniary interest therein.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Related Person Transaction Policy
We have adopted a related person transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions, which became effective upon the consummation of our initial public offering in July 2018. For purposes of our policy only, a “related person transaction” is defined as a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants involving an amount that exceeds $120,000.
A related person is defined as any executive officer, director or a holder of more than 5% of our common stock, including any of their immediate family members and any entity owned or controlled by such persons.
Under the policy, where a transaction has been identified as a related person transaction, management must present information regarding the proposed related person transaction to our Audit Committee (or, where review by our Audit Committee would be inappropriate, to another independent body of our Board) for review. The presentation is to include a description of, among other things, the material facts, the direct and indirect interests of the related persons, the benefits of the transaction to us and whether any alternative transactions are available. To identify related person transactions in advance, we rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related person transactions, our Audit Committee or other independent body of our Board will take into account the relevant available facts and circumstances which may include:
•	the risks, costs and benefits to us;
•	the impact on a director's independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;
•	the terms of the transaction;
•	the availability of other sources for comparable services or products, if applicable; and
•	the terms available to or from, as the case may be, unrelated third parties or to or from our colleagues generally.
The policy requires that, in determining whether to approve, ratify or reject a related person transaction, our Audit Committee, or other independent body of our Board of Directors, is to consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as our Audit Committee, or other independent body of our Board of Directors, determines in the good faith exercise of its discretion. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval.
Registration Rights to Directors and Officers
In connection with our initial public offering, we granted certain registration rights to Mr. Maxwell and Mr. Barber pursuant to their employment agreements and to MRX Partners LLC, Monoline RX L.P., Monoline Rx II, L.P., Monoline Rx III, L.P., Monoline Rx Genpar, MonoSol Investors L.P., Douglas K. Bratton, Gregory B. Brown, M.D., John S. Cochran, Santo J. Costa, Keith J. Kendall, Nancy S. Lurker, James S. Scibetta and A. Mark Schobel. Pursuant to the terms of the registration rights agreement, if, following the completion of our initial public offering, we were to register any of our securities for public sale in another offering, these related parties would have the right to include their shares in the registration statement, subject to reduction provisions whereby the Company and the underwriters of any underwritten offering would have the right to limit the number of shares registered by these holders if they were to determine that marketing factors require limitation. In such a case the number of shares to be registered would be apportioned pro rata among these holders, according to the total amount of registrable securities entitled to be included by each holder. Pursuant to the Company’s Registration Statements on Form S-3 filed with the SEC on September 11, 2019 and on January 8, 2021, shares of our common stock were registered for resale, pursuant to such registration rights, for each of Keith J. Kendall, John T. Maxwell, Daniel Barber, Lori J. Braender, Peter Boyd, Theresa Wood, Gregory B. Brown, M.D., Santo H. Costa and James S. Scibetta

Indemnification Agreements
We have entered into indemnification agreements with each of our directors and executive officers, in addition to the indemnification provided for in our bylaws and our certificate of incorporation. These agreements, among other things, provide our directors and executive officers with certain contractual rights to indemnification and expense advancement in any action or proceeding arising out of their services as one of our directors or executive officers or as a director or executive officer of any other company or enterprise to which the person provides services at our request.
DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file initial reports of ownership and reports of changes in ownership with the SEC. Based solely on our review of the copies of such forms with respect to fiscal year 2020, we believe our directors, officers and 10% stockholders complied with all applicable filing requirements during the fiscal year ended December 31, 2020 with the exception of A. Mark Schobel who filed one late Form 4 reporting two transactions.
GENERAL MATTERS
Availability of Certain Documents
A copy of our 2020 Annual Report on Form 10-K has been posted on our website along with this Proxy Statement at www.aquestive.com under “Investors” at “SEC Filings.” We will mail without charge, upon request in writing or by e-mail, a copy of our 2020 Annual Report on Form 10-K excluding exhibits. Please send e-mail requests to investorrelations@aquestive.com. Please send written requests to our Corporate Secretary at:
Aquestive Therapeutics, Inc.
30 Technology Drive
Warren, NJ 07059
Attention: Corporate Secretary
You may also find a copy of this Proxy Statement and our Annual Report on Form 10-K (with exhibits) at www.proxyvote.com and on the SEC website at www.sec.gov.
Stockholders Sharing an Address/Household
The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our proxy materials, including the Notice of Internet Availability of Proxy Materials (“Notice”), unless the affected stockholder has provided other instructions. This procedure reduces printing costs and postage fees, and helps protect the environment as well.
We expect that a number of brokers with account holders who are our stockholders will be “householding” our proxy materials, including the Notice. A single Notice, and, if applicable, a single set of our Annual Report on Form 10-K and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from one or more of the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting their brokers.
Upon written or oral request, we will undertake to promptly deliver a separate copy of the Notice and, if applicable, Annual Report on Form 10-K and other proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice and, if applicable, Annual Report on Form 10-K and other proxy materials, or to receive separate copies in the future, or if two stockholders sharing an address have received two copies of any of these documents and desire to only receive one, you may write the Corporate Secretary of Aquestive Therapeutics, Inc. at our principal executive offices at 30 Technology Drive, Warren, NJ 07059, e-mail the Corporate Secretary at investorrelations@aquestive.com or call the Corporate Secretary at (908) 941-1900.

Stockholder Proposals and Nominations
Requirements for Stockholder Proposals to be Considered for Inclusion in our Proxy Statement
Under Rule 14a-8 of the Exchange Act, any stockholder proposal submitted for inclusion in our proxy statement for the 2022 Annual Meeting of Stockholders must be received by our Corporate Secretary at our principal executive offices at 30 Technology Drive, Warren, NJ 07059 no later than close of business on January 5, 2022.
Requirements for Stockholder to Bring Business and Nominations Before an Annual Meeting
Our bylaws provide that, in order for a stockholder to nominate a director for election to the Board or bring a proposal of other business to be considered at the 2022 Annual Meeting of Stockholders, the stockholder must give timely notice thereof in writing to the Corporate Secretary at Aquestive Therapeutics, Inc., 30 Technology Drive, Warren, NJ. To be timely for the 2022 Annual Meeting, the stockholder's notice must be delivered to us not earlier than February 15, 2022 and not later than March 17, 2022, except that if the 2022 Annual Meeting is scheduled more than 20 days before or 70 days after the anniversary of the 2021 Annual Meeting, or if no annual meeting was held in the preceding year, we must receive the notice not earlier than the close of business on the 120th day prior to the 2022 Annual Meeting and not later than the close of business on the later of the 90th day prior to the 2022 Annual Meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Such notice must provide the information required by Article I, Section 11 of the bylaws with respect to each nomination or matter the stockholder proposes to bring before the 2022 Annual Meeting of Stockholders.
Other Matters
As of the date of this Proxy Statement, the Board does not intend to present any matters other than those described herein at the 2021 Annual Meeting and is unaware of any matters to be presented by other parties. If other matters are properly brought before the meeting for action by the stockholders, proxies will be voted, to the extent permitted by applicable law and regulation, in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder to the extent permitted by applicable law and regulations.

AQUESTIVE THERAPEUTICS, INC.
30 TECHNOLOGY DRIVE
WARREN, NJ 07059

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 14, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/AQST2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 14, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D47969-P54399 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AQUESTIVE THERAPEUTICS, INC.

The Board of Directors recommends you vote FOR the following proposal:

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

1a) Santo J. Costa
1b) Julie Krop, M.D.
1c) Marco Taglietti, M.D.

The Board of Directors recommends you vote FOR the following proposal:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date